UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 18, 2007


                        Commission File Number 001-15977

                             Tiger Telematics, Inc.
             (Exact name of registrant as specified in its charter)

                   Delaware                                13-4051167
        (State or other jurisdiction of                  (IRS Employer
        Incorporation or organization)               Identification Number)

           550 Water Street Suite 937                         32202
               Jacksonville, FL
   (Address of principal executive offices)                (Zip Code)

                                 (904) 279-9240
              (Registrant's telephone number, including area code)



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Item 1.03 Bankruptcy or receivership.

As reported on Report on Form 8K dated February 3, 2006 and updated on Reports on Form 8k dated March 10, 2006 and August 28,2006 the Company's Gizmondo Europe Ltd. subsidiary was placed into a Court ordered liquidation. The Company is a creditor in those proceedings. The liquidator has filed no further reports to creditors on the status of the investigations and collection efforts since October 2006.

Discussions to sale the IPR of the company or to license the gizmondo unit in exchange for a royalty stream have not been successful. The Company is considering its alternatives.

Item 8.01 OTHER EVENTS.

The Company currently has no pending litigation cases as plaintiff or defendant.

The Company obtained a release from threatened litigation from Joe Marten.

We refer to references made to Mr. Joe Marten, which were contained within the annual reports of Tiger Telematics Inc ("Tiger Telematics") appearing in its Report on Form 10-K for the fiscal year ended December 31 2004 and filed with the SEC in September 2005 ("the Report").

Item 13 of the Report contained the following statement:
         "Mr. Marten left the employment of Gizmondo Europe after the Company's Board of Directors learned that Mr. Martin [sic] had made an unauthorized purchase of a luxury automobile using Gizmondo Europe's funds" The Company is making this 8K due to the misleading nature of this statement and the inaccurate reporting of this matter in the various press reports regarding Gizmondo's former Head of Investor Relations.

For clarity, the Company has not made any accusations or allegations against Mr. Marten and has not accused him of misuse of company funds or any impropriety in respect of this transaction. Mr. Marten believed the vehicle was properly authorized by Gizmondo Directors and proceeded accordingly.

Tiger Telematics notes that the vehicle in question was a Gizmondo company car, registered in the name of Gizmondo Europe Limited and was never owned by Mr. Marten and that furthermore Mr. Marten only had very limited use of the car for a short time. We also wish to make clear that we understood the reason for Mr. Marten voluntarily leaving the company was unconnected to the purchase of the car and was not for any reason of alleged impropriety.

Tiger Telematics apologizes unreservedly to Mr. Marten for the distress, embarrassment and damage to his reputation which he has suffered as a result of this statement and the inaccurate reporting of this matter in various press reports.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIGER TELEMATICS, INC.
(Registrant)


/S/ Michael W. Carrender      Chief Executive Officer         September 18, 2007
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Michael W. Carrender